Exhibit 99.1

PRESS RELEASE WILLIAMS-SONOMA, INC. 3250 Van Ness Avenue San Francisco, CA 94109	CONTACT: Sharon L. McCollam Executive Vice President, CFO (415) 616-8775

Stephen C. Nelson Director, Investor Relations (415) 616-8754

Christy M. Chanslor Investor Relations (415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Announces 2003 Holiday Sales and Reiterates EPS Guidance
Revenues Increase 16.6%

San Francisco, CA, January 8, 2004, Williams-Sonoma, Inc. (NYSE: WSM) today announced that net revenues for the eight-week holiday period ended December 28, 2003 increased 16.6% to $723.2 million versus the eight-week holiday period ended December 29, 2002 and reiterated its fourth quarter and fiscal year 2003 diluted earnings per share guidance in the range of $0.80 to $0.85 and $1.26 to $1.31, respectively.

Howard Lester, Chairman, commented, “This holiday sales performance continues to demonstrate the strength of our brands, the effectiveness of our multi-channel strategy, and the consistency in which we are operating our business. I am very proud of this company-wide effort.”

Net revenues for the eight-week holiday period ended December 28, 2003 increased 16.6% to $723.2 million, including $37.6 million of shipping fees, versus $620.0 million for the eight-week holiday period ended December 29, 2002, which included $31.1 million of shipping fees.

Retail net sales for the eight-week holiday period ended December 28, 2003 increased 11.5% to $468.9 million versus $420.4 million for the eight-week holiday period ended December 29, 2002. Comparable store sales, led by the Williams-Sonoma and Pottery Barn brands, increased 3.7% for the eight-week holiday period ended December 28, 2003 versus a 2.7% increase for the eight-week holiday period ended December 29, 2002. Comparable store sales were positive in all concepts except Hold Everything.

Direct-to-customer net sales for the eight-week holiday period ended December 28, 2003 increased 28.7% to $216.7 million versus $168.4 million for the eight-week holiday period ended December 29, 2002. The Pottery Barn, PBTeen, and Pottery Barn Kids brands drove the majority of this increase.

Ed Mueller, Chief Executive Officer, commented, “We are very pleased with our holiday sales results in both the retail and direct-to-customer channels. Although the holiday season was difficult due to a later than anticipated peak in consumer demand and disruptive weather on key shopping days, we believe that our merchandise assortment, commitment to customer satisfaction, improved inventory position, and strong operational execution allowed us to drive our business and deliver a 16.6% increase in sales for the period. As this increase was consistent with our expectations, we are reiterating our fourth quarter earnings per share guidance in the range of $0.80 to $0.85, a year-over-year increase of approximately 19% to 27%.”

Mr. Mueller continued, “As we look forward to fiscal year 2004, we are very encouraged by the opportunities that lie ahead for both our core and emerging brands. In our retail channel, we are expecting a high-single digit increase in retail leased square footage. In our direct-to-customer channel, we are expecting strong growth in all of our emerging brands, including PBTeen, West Elm, and Hold Everything, and will be introducing our newest catalog, Williams-Sonoma Home in the late fall. Additionally, we will be continuing to invest in increased catalog circulation, electronic direct marketing, and Internet partnerships in all of our brands. Although we are optimistic about our ability to execute against these plans in 2004, we are cognizant of the external factors that have the potential to negatively affect our results. Accordingly, our preliminary estimates for fiscal 2004 assume a low-teen to mid-teen percentage increase in net revenues and a mid-teen to high-teen percentage increase in diluted earnings per share. We will provide updated and more in-depth guidance for fiscal 2004 when we have more visibility to post-holiday sales trends and finalize our 2004 business plans.”

❑	4THQUARTER 2003 — REVISED GUIDANCE FOR THE 13 WEEKS ENDING FEBRUARY 1, 2004

●	Net Revenues

❑	Net revenues are projected to be in the range of $992 million to $1.010 billion versus previous guidance in the range of $980 million to $1.010 billion. This revised guidance represents revenue growth in the range of 15.5% to 17.6% versus the fourth quarter of fiscal year 2002.
❑	Retail net sales are projected to be in the range of $616 million to $626 million versus previous guidance in the range of $615 million to $628 million. This revised guidance represents net sales growth in the range of 10.6% to 12.4% versus the fourth quarter of fiscal year 2002.
❑	Comparable store sales are projected to be in the range of positive 2.5% to 4.5%, unchanged from previous guidance.
❑	Leased square footage is projected to increase in the range of 11% to 12%, unchanged from previous guidance.
❑	Selling square footage is projected to increase approximately 11%, unchanged from previous guidance.
❑	Direct-to-customer net sales are projected to be in the range of $321 million to $327 million versus previous guidance in the range of $307 million to $323 million. This revised guidance represents net sales growth in the range of 25.8% to 28.2% versus the fourth quarter of fiscal year 2002.
❑	Shipping fees are projected to be in the range of $55 million to $57 million versus previous guidance in the range of $58 million to $59 million. This revised guidance represents an increase in shipping fees in the range of 17.8% to 22.1% versus the fourth quarter of fiscal year 2002.

●	Gross Margin

❑	Gross margin as a percentage of net revenues is projected to be in the range of 43.7% to 44.1%, unchanged from previous guidance.

❑	Gross margin includes projected shipping fees in the range of $55 million to $57 million and projected shipping costs in the range of $49 million to $51 million. Previous guidance included shipping fees and shipping costs in the range of $58 million to $59 million and $50 million to $52 million, respectively.

●	Selling, General and Administrative Expenses

❑	Selling, general and administrative expenses as a percentage of net revenues are projected to be in the range of 27.5% to 27.7%, unchanged from previous guidance.

●	Interest <Income> Expense — Net

❑	Interest income is projected to be approximately $0.1 million versus previous guidance in the range of $0.1 million to $0.3 million.

●	Implementation of FIN 46, “Consolidation of Variable Interest Entities”

❑	In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. FIN 46 explains how to identify variable interest entities and how to decide whether to consolidate such entities. FIN 46 requires existing unconsolidated entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. The application of FIN 46 to variable interest entities created before February 1, 2003 was deferred by the FASB in October 2003. The effective date for applying the provisions of FIN 46 will now be the first reporting period ending after December 15, 2003. As a result, the two variable interest entity partnerships from which we lease our Memphis-based distribution facilities will be consolidated by us as of February 1, 2004. We estimate that the consolidation will result in increases to our consolidated balance sheet of approximately $21,000,000 in assets (primarily buildings), $18,500,000 in long-term debt, and $2,500,000 in other liabilities with no cumulative effect charge to our fiscal year 2003 consolidated statement of earnings.

●	Diluted Earnings Per Share

❑	Diluted earnings per share for the fourth quarter of fiscal year 2003 are estimated to be in the range of $0.80 to $0.85 per diluted share, unchanged from previous guidance. This guidance represents a year-over-year diluted earnings per share increase in the range of 19.4% to 26.9% versus the fourth quarter of fiscal year 2002.

●	Merchandise Inventories

❑	Merchandise inventories at the end of fiscal year 2003 are projected to increase in the range of 20% to 25% versus merchandise inventories at the end of fiscal year 2002. This is unchanged from previous guidance.

●	Depreciation and Amortization

❑	Depreciation and amortization expense is projected to be approximately $26 million, unchanged from previous guidance.

●	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives is projected to be approximately $5 million, unchanged from previous guidance.

❑	FISCAL YEAR 2003 – REVISED GUIDANCE FOR THE 52 WEEKS ENDING FEBRUARY 1, 2004

●	Net Revenues

❑	Net revenues are projected to be in the range of $2.742 billion to $2.760 billion versus previous guidance in the range of $2.730 billion to $2.760 billion. This revised guidance represents revenue growth in the range of 16.1% to 16.9% versus fiscal year 2002.
❑	Retail net sales are projected to be in the range of $1.606 billion to $1.616 billion versus previous guidance in the range of $1.605 billion to $1.618 billion. This revised guidance represents net sales growth in the range of 13.4% to 14.1% versus fiscal year 2002.
❑	Comparable store sales growth is projected to be in the range of positive 3.0% to 4.0%, unchanged from previous guidance.
❑	Retail store count is expected to increase by 34 stores to 512, unchanged from previous guidance.
❑	Leased square footage is projected to increase in the range of 11% to 12%, unchanged from previous guidance.
❑	Selling square footage is projected to increase approximately 11%, unchanged from previous guidance.

Store Opening and Closing Guidance by Retail Concept

	Q4	Q1 and Q2			Q3			Q4			FY
	2002	2003			2003			2003			2003
	Actual	Actual			Actual			Guidance			Guidance
Concept	End	Open	Close	End	Open	Close	End	Open	Close	End	Open	Close
Williams-Sonoma	236	6	<6>	236	10	<3>	243	3	<9>	237	19*	<18>*
Pottery Barn	159	2	<1>	160	11	<1>	170	7	<3>	174	20*	<5>*
Pottery Barn Kids	56	10	0	66	11	0	77	1	0	78	22	0
Hold Everything	13	0	0	13	0	<1>	12	0	<4>	8	0	<5>
West Elm	0	0	0	0	0	0	0	1	0	1	1	0
Outlet	14	0	0	14	2	<2>	14	1	<1>	14	3*	<3>*
Total	478	18	<7>	489	34	<7>	516	13	<17>	512	65	<31>

*	Fiscal year 2003 total store opening and closing numbers for Williams-Sonoma, Pottery Barn, and Outlet include 11 stores, 5 stores, and 3 stores, respectively, for temporary closures due to remodeling. In Williams-Sonoma, there are also 2 additional stores in the closing numbers that are temporary closures due to remodeling that will be reopened in the second quarter of 2004. Remodeled stores are defined as those stores temporarily closed and subsequently reopened during the year due to square footage expansion, store modification, or relocation. Consistent with our definition of comparable stores, remodeled stores are removed from the comparable store base upon closure if the gross square footage changes by more than 20% or if the store is closed for seven or more consecutive days.

❑	Direct-to-customer net sales are projected to be in the range of $965 million to $971 million versus previous guidance in the range of $951 million to $967 million. This revised guidance represents net sales growth in the range of 20.9% to 21.6% versus fiscal year 2002.
❑	Catalog circulation is projected to increase in the range of 17% to 18% versus previous guidance in the range of 17% to 19%.
❑	Shipping fees are projected to be in the range of $171 million to $173 million versus previous guidance in the range of $174 million to $175 million. This revised guidance represents an increase in shipping fees in the range of 17.1% to 18.5% versus fiscal year 2002.

Quarterly Net Revenues Guidance by Operating Segment

(All Amounts in Millions, Except Percentages)

	Q1 2003	Q2 2003	Q3 2003	Q4 2003	FY 2003
	Actual	Actual	Actual	Guidance	Guidance
Net Retail Sales	$303	$335	$352	$616 — $626	$1,606 — $1,616
Net Direct-to-Customer Sales	$199	$206	$239	$321 — $327	$965 — $971
Shipping Fees	$35	$39	$42	$55 — $57	$171 — $173
Total Net Revenues	$537	$580	$633	$992 — $1,010	$2,742 — $2,760
Comparable Store Sales	<0.8%>	6.5%	5.6%	2.5% — 4.5%	3.0% — 4.0%

●	Gross Margin

❑	Gross margin as a percentage of net revenues is projected to be in the range of 40.2% to 40.3%, unchanged from previous guidance.
❑	Gross margin includes projected shipping fees in the range of $171 million to $173 million and projected shipping costs in the range of $142 million to $144 million. Previous gross margin guidance included shipping fees and shipping costs in the range of $174 million to $175 million and $143 million to $145 million, respectively.

●	Selling, General and Administrative Expenses

❑	Selling, general and administrative expenses as a percentage of net revenues are projected to be in the range of 31.0% to 31.1%, unchanged from previous guidance.

●	Interest <Income> Expense — Net

❑	Interest income for fiscal year 2003 is projected to be approximately $0.7 million versus previous guidance in the range of $0.7 million to $0.9 million.

●	Diluted Earnings Per Share

❑	Diluted earnings per share for fiscal year 2003 is projected to be in the range of $1.26 to $1.31, unchanged from previous guidance. This guidance represents a year-over-year diluted earnings per share increase in the range of 21.2% to 26.0% versus fiscal year 2002.

●	Merchandise Inventories

❑	Merchandise inventories at the end of fiscal year 2003 are projected to increase in the range of 20% to 25% versus merchandise inventories at the end of fiscal year 2002. This is unchanged from previous guidance.

●	Capital Spending

❑	Capital spending for fiscal year 2003 is projected to be in the range of $215 million to $225 million, unchanged from previous guidance.

●	Depreciation and Amortization

❑	Depreciation and amortization expense for fiscal year 2003 is projected to be approximately $100 million, unchanged from previous guidance.

●	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives for fiscal year 2003 is projected to be approximately $19 million, unchanged from previous guidance.

❑	STOCK REPURCHASE PROGRAM

In January 2003, the Board of Directors authorized a stock repurchase program to acquire up to four million shares of our outstanding common stock in the open market. During the fourth quarter of fiscal year 2002, we repurchased and retired two million shares of our common stock under the program. In December 2003, we repurchased and retired an additional 1,332,800 shares. At January 8, 2004, the remaining authorized amount of stock eligible for repurchase was 667,200 shares. Future repurchases under this program will be made through open market transactions at times and amounts that we deem appropriate. The timing and actual number of shares to be repurchased in the future will depend on a variety of factors such as price, corporate and regulatory requirements, and other market conditions. We may terminate or limit the stock repurchase program at any time without prior notice.

❑	FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation, statements related to inventory positions and inventory management disciplines, increases in leased square footage, the launch of a new concept, opening of additional stores, our growth plans, trends in our business, our ability to drive sales and earnings growth and generate sustained long-term value for our shareholders, the guidance and statements regarding our revenues, earnings per share and other financial and operating results and metrics, and statements related to the effect of FIN 46 on our financial statements.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, without limitation, our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; multi-channel and multi-brand complexities; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; general political, economic and market conditions and events, including war or conflict; and other risks and uncertainties contained in our public announcements, reports to shareholders and other documents filed with and furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended February 2, 2003 and quarterly report on Form 10-Q for the fiscal quarter ended November 2, 2003. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

❑	ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing seven distinct merchandise strategies, Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBTeen, Hold Everything, West Elm and Chambers, are marketed through 523 stores, eight mail order catalogs and five e-commerce web sites.